UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  December 30, 2024

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock	$0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

The information set forth below under Item 2.01 is incorporated by reference into this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets

As previously disclosed in the Current Report on Form 8-K filed by Bloomin’ Brands, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on November 8, 2024, Bloom Group Holdings, B.V., a limited liability company organized under the laws of the Netherlands (the “Seller”) and an indirect wholly owned subsidiary of the Company, entered into a Quota Purchase Agreement and Other Covenants dated November 6, 2024 (the “Purchase Agreement”), by and among Seller, Bloom Participações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“BPar”), Outback Steakhouse Restaurantes Brasil S.A., a corporation organized under the laws of the Federative Republic of Brazil (“OSRB” and, together with BPar, the “Target Entities”), and Osaka Participações Societárias S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Buyer”). Buyer is owned by a fund managed by an affiliate of Vinci Partners Investments Ltd.

The transaction contemplated by the Purchase Agreement (the “Transaction”), closed on December 30, 2024 (the “Closing Date”). On the Closing Date, Buyer acquired 67% of the capital stock of BPar from the Seller for a purchase price of R$1.4 billion Reais (approximately $225.3 million in U.S. Dollars based on the current exchange rate), subject to customary post-closing adjustments (the “Purchase Price”). An installment payment in the amount of $117.2 million before tax comprising 52% of the Purchase Price was paid to the Seller on the Closing Date. The remaining 48% of the Purchase Price will be paid on the first anniversary of the Closing Date. The Company has entered into foreign exchange forward contracts to mitigate most of the exchange rate risk associated with the remaining Purchase Price installment payment.

In connection with and as a condition to closing the Transaction, on the Closing Date, Buyer, Seller and the Target Entities entered into a Shareholders Agreement (the “Shareholders Agreement”), pursuant to which Buyer and Seller have representation on the boards of directors and in executive management of the Target Entities based on their respective interests in BPar. The Shareholders Agreement contains customary corporate governance provisions, customary restrictions on transfer of shares and customary shareholders’ rights. The Shareholders Agreement also sets forth a put-call mechanism pursuant to which (1) Buyer may cause Seller to sell the totality of its interest in the Target Entities for a period between October 1, 2028 and December 31, 2028 (the “Option Exercise Period”), and (2) the Seller may cause Buyer to purchase the totality of Seller’s interest in the Target Entities during the Option Exercise Period.

Pierre Berenstein, who has served as the Company’s Executive Vice President, Chief Customer Officer since August 2023 and served as President of Bloomin’ Brands Brazil from May 2017 through October 2023, will leave his role with the Company and is expected to become the Chief Executive Officer of OSRB. In consideration for this appointment, among other things, Mr. Berenstein is expected to receive equity interests in the Target Entities, with a grant date value of $2 million in U.S. Dollars. These interests will be funded 50% by the Company and 50% by OSRB.

The Purchase Agreement and Shareholders Agreement are included as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein. The description of the terms of the Purchase Agreement and the Shareholders Agreement set forth above is qualified in its entirety by reference to such exhibits.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1*
Quota Purchase Agreement and Other Covenants, dated November 6, 2024, by and among Bloom Group Holdings, B.V., Bloom Participações Ltda., Outback Steakhouse Restaurantes Brasil S.A., and Osaka Participações Societárias S.A. (incorporated by reference to Exhibit 10.1 to Bloomin’ Brands, Inc.’s Current Report on Form 8-K filed on November 8, 2024).

10.2*
Shareholders Agreement, dated December 30, 2024, by and among Bloom Group Holdings, B.V., Bold Hospitality Company, S.A., Outback Steakhouse Restaurantes Brasil S.A., and Osaka Participações Societárias S.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(2)(ii).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	December 31, 2024	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer